Exhibit 10.2
PERFORMANCE UNITS AGREEMENT
     THIS AGREEMENT, effective January 5, 2009 (the “Grant Date”), is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee of the Company or a Subsidiary (as defined below) or an Affiliate (as defined below) of the Company (the “Grantee”).
     WHEREAS, the Company wishes to afford the Grantee the opportunity to participate in future increases in Company value;
     WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
     WHEREAS, the Committee (as hereinafter defined) appointed to administer the Plan has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Performance Units provided for herein to the Grantee as an incentive for increased efforts during his or her term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officer to issue said Performance Units;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in the Plan.
     Section 1.1 — “Affiliate” shall mean any other Person directly or indirectly controlling, controlled by, or under common control with the Company. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
     Section 1.2 — “Board of Directors” or “Board” shall mean the Board of Directors of the Company.
     Section 1.3 — “Cause” shall mean “Cause” as defined in the Grantee’s employment agreement with the Company.
     Section 1.4 — “Change of Control” shall mean, for purposes of this Agreement and notwithstanding the definition set forth in the Plan:

     (a) any Person (other than a Person holding securities representing ten percent (10%) or more of the combined voting power of the Company’s outstanding securities as of May 22, 2001, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities (provided, however, that if any Person is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company, the acquisition of additional stock by the same Person is not considered to cause a change in the control of the Company);
     (b) during any period of twelve (12) consecutive months, a majority of the members of the Company’s Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;
     (c) consummation of any merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved, other than such a transaction or series of transactions which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); or
     (d) the consummation of a sale or disposition by the Company of Company assets that have a Total Gross FMV (as defined below) equal to or greater than eighty-five percent (85%) of the Total Gross FMV of all of the assets of the Company immediately before such sale or disposition (provided, however, that a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity of which the Company owns, directly or indirectly, 50% or more of the total value or voting power; (C) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity of which a Person or group described in clause (C) above owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power).
     As used in this Section, the term “Person” (including a “group”) has the meaning provided under Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto).
     As used in this Section, the term “Total Gross FMV” means the value of the assets of the Company, or the value of the assets being disposed of, determined by the Committee without regard to any liabilities associated with such assets.

     Section 1.5 — “Committee” shall mean the Compensation Committee of the Company, duly appointed by the Board as the Administrator under Section 2 of the Plan.
     Section 1.6 — “Common Stock” shall mean the common stock of the Company, par value $0.01.
     Section 1.7 — “Determination Date” shall mean the earliest to occur of the following events: (i) December 31, 2011; (ii) a Termination of Employment on account of death or Disability; or (iii) a Change of Control.
     Section 1.8 — “FMV per Share” shall mean the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately preceding the Determination Date; notwithstanding the foregoing, in the event of a Change of Control, “FMV per Share” shall mean the per share value of equity based on amounts paid in the Change of Control.
     Section 1.9 — “Good Reason” shall mean “Good Reason” as defined in the Grantee’s employment agreement with the Company.
     Section 1.10 — “Incentive Amount” shall mean the amount payable to the Grantee hereunder with respect to the Performance Units, if any, as calculated under Article IV.
     Section 1.11 — “Performance Units” shall mean the units granted on a performance basis under this Agreement. The value of each Performance Unit shall be equal to the FMV per Share as of the relevant Determination Date (as defined below).
     Section 1.12 — “Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
     Section 1.13 — “Plan” shall mean the Peabody Energy Corporation 2004 Long-Term Equity Incentive Plan, as amended from time to time.
     Section 1.14 — Pronouns - The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
     Section 1.15 — “Retirement” shall mean the Grantee’s retirement from the Company on or after age fifty-five (55) with at least ten (10) years of service with the Company.
     Section 1.16 — “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations below it in such chain.
     Section 1.17 — “Termination of Employment” shall mean a termination of the Grantee’s employment with the Company, a Subsidiary or an Affiliate (regardless of the reason therefor) that constitutes a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, or applicable regulations or other guidance issued thereunder (“Section 409A”).

ARTICLE II
GRANT OF PERFORMANCE UNITS
     Section 2.1 — Grant of Performance Units. For good and valuable consideration, the Company hereby grants to the Grantee the number of Performance Units set forth on the signature page hereof upon the terms and subject to the conditions set forth in this Agreement.
     Section 2.2 — No Obligation of Employment. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary or Affiliate or interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause.
     Section 2.3 — Adjustments in Performance Units. In the event that shares of Common Stock are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of a merger, consolidation, recapitalization event, reclassification, stock split, stock dividend, combination of shares, or otherwise, the Committee shall make an appropriate and equitable adjustment in the number and kind of Performance Units, or other consideration payable hereunder, and the applicable FMV per Share. Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.
ARTICLE III
VESTING AND FORFEITURE OF PERFORMANCE UNITS
     Section 3.1 — Performance Units. Unless otherwise provided in this Article III, the Performance Units shall vest on the fifteenth (15th) day of each calendar month, in equal monthly increments, during the period beginning on the Grant Date and ending on the Determination Date (the “Performance Cycle”).
     Section 3.2 — Effect of Certain Events. Notwithstanding the foregoing Section 3.1, during the Performance Cycle:
     (a) upon a Termination of Employment on account of the Grantee’s death or Disability, all of the Performance Units shall become immediately vested and the Grantee shall become entitled to the Incentive Amount calculated and payable pursuant to Article IV hereof with respect to the Performance Units that are vested as of the date of Termination of Employment;
     (b) upon the earliest of (i) a Termination of Employment on account of Retirement, (ii) a Termination of Employment by the Company without Cause, or by the Grantee for Good Reason, or (iii) a Change of Control, the Performance Units shall cease to vest, any and all Performance Units that remain unvested on the date of such Termination of Employment or Change of Control shall terminate immediately, and the Grantee shall become entitled to the Incentive Amount calculated and payable pursuant to Article IV hereof with respect to the Performance Units that are vested as of the date of such Termination of Employment or Change of Control, as applicable; and

     (c) upon the earlier of (i) a Termination of Employment by the Company for Cause, and (ii) a Termination of Employment by the Grantee without Good Reason, all Performance Units (whether or not they are vested) shall terminate and the Grantee shall not be entitled to any Incentive Amount hereunder.
ARTICLE IV
CALCULATION AND PAYMENT OF INCENTIVE AMOUNT
     Section 4.1 — Calculation of Incentive Amount. The Incentive Amount, if any, payable to the Grantee hereunder shall be calculated as of the Determination Date. The Incentive Amount shall equal the number of Performance Units that are vested as of the Determination Date pursuant to Article III hereof, multiplied by the FMV per Share as of the Determination Date, and further multiplied by the applicable percentage determined as of the Determination Date based on the matrix below (the “Applicable Percentage”):
Applicable Percentage

75%ile	100%	110%	130%	140%	152%	176%	188%	200%

70%ile	92%	102%	122%	132%	144%	168%	180%	192%
65%ile	84%	94%	114%	124%	136%	160%	172%	184%
60%ile	76%	86%	106%	116%	128%	152%	164%	176%
55%ile	68%	78%	98%	108%	120%	144%	156%	168%
50%ile	60%	70%	90%	100%	112%	136%	148%	160%
45%ile	53%	63%	83%	93%	105%	129%	141%	153%
40%ile	47%	57%	77%	87%	99%	123%	135%	147%
35%ile	40%	50%	70%	80%	92%	116%	128%	140%
	35%ile	40%ile	50%ile	55%ile	60%ile	70%ile	75%ile	80%ile
3 Year Cumulative TSR – Peer Group
where:
“3 Year Cumulative TSR – Peer Group” represents the Company’s average total shareholder return (based on the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately preceding the Determination Date compared to the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately following the Grant Date) expressed as a percentage of an industry peer group index, which peer group shall include such companies as shall be selected by the Committee in its sole discretion before the awards to which the 3 Year Cumulative TSR – Peer Group applies are granted; and

“3 Year Cumulative TSR – S&P 500” represents the Company’s average total shareholder return (based on the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately preceding the Determination Date compared to the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately following the Grant Date) expressed as a percentage of the Standard & Poor’s 500 Index.
     Notwithstanding the foregoing, in the event that the Company’s average total shareholder return as of the Determination Date (based on the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately preceding the Determination Date compared to the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately following the Grant Date) is negative, (i) no Incentive Amount shall be paid hereunder if the 3 Year Cumulative TSR – Peer Group (as defined above) is less than fifty percent (50%) as of the Determination Date, and (ii) the Applicable Percentage shall not exceed one hundred fifty percent (150%) if the 3 Year Cumulative TSR – Peer Group (as defined above) equals or exceeds fifty percent (50%) as of the Determination Date.
     Section 4.2 — Form and Time of Payment.
     (a) General. Subject to Section 4.3, the Incentive Amount shall be paid to the Grantee in Common Stock (except as otherwise provided below in this Section 4.2) as soon as administratively feasible but not later than the ninetieth (90th) day following the Determination Date. The number of shares of Common Stock to be distributed to the Grantee shall equal the quotient of (i) the Incentive Amount, divided by (ii) the Fair Market Value of one share of Common Stock on the payment date. Notwithstanding the foregoing, if the Determination Date is triggered by a Change of Control, the Incentive Amount (calculated in accordance with Section 4.1 using the per share value of equity based on amounts paid in the Change of Control) shall be paid to the Grantee in cash as soon as administratively feasible but not later than the ninetieth (90th) day following the Determination Date.
     (b) Specified Employee. If the Determination Date is triggered by a Termination of Employment other than due to death and the Grantee is a “specified employee” (as such term is defined in Section 409A, but generally meaning one of the Company’s key employees within the meaning of Code Section 416(i)), the Incentive Amount shall be paid to the Grantee six (6) months after the Determination Date.
     Section 4.3 — Conditions to Issuance of Stock Certificates. If the Incentive Amount is to be distributed in shares of Common Stock as provided in Section 4.2 and the Committee reasonably anticipates, in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), that issuing Common Stock within the 90-day period following the Determination Date will violate federal securities laws or other applicable laws, the Company may delay issuing such Common Stock, provided that the Company issues such Common Stock on the earliest date on which the Committee reasonably anticipates that such issuance will not violate federal securities laws or other applicable laws.

     Section 4.4 — Stockholder Rights. The Grantee shall not be, or have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares shall have been issued by the Company to the Grantee.
ARTICLE V
MISCELLANEOUS
     Section 5.1 — Administration. The Committee has the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Performance Units. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
     Section 5.2 — Performance Units Not Transferable. Neither the Performance Units nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.
     Section 5.3 — Withholding. No later than the date as of which an amount payable hereunder first becomes includible in the Grantee’s gross income for tax purposes, the Grantee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any applicable withholding taxes. Any payment under Section 4.2 shall be conditioned upon the Grantee’s compliance with this Section 5.3.
     Section 5.4 — Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him or her at the address given beneath his or her signature hereto. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 5.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
     Section 5.5 — Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

     Section 5.6 — Applicability of Plan. The Performance Units and the shares of Common Stock issued to the Grantee, if any, shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Performance Units and such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
     Section 5.7 — Amendment.
     (a) This Agreement may be amended only by a writing executed by the parties hereto that specifically states that it is amending this Agreement.
     (b) This Agreement is intended to comply with Section 409A and shall, to the extent practicable, be construed in accordance therewith. If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Section 409A, then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it complies with the requirements of Section 409A and preserves as nearly as possible the original intent and economic effect of the affected provisions.
     Section 5.8 — Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in St. Louis, Missouri. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay or reimburse any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Payments or reimbursements of legal fees made under this Section 5.8 that are provided during one calendar year shall not affect the amount of such payments or reimbursements provided during a subsequent calendar year, payments or reimbursements under this Section 5.8 may not be exchanged or substituted for another form of compensation to the Grantee, and any such reimbursement or payment will be paid within sixty (60) days after the Grantee prevails, but in no event later than the last day of the Grantee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 5.8 shall remain in effect throughout the Grantee’s employment with the Company and for a period of five (5) years following the Grantee’s Termination of Employment.
     Section 5.9 — Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

GRANTEE	PEABODY ENERGY CORPORATION

By
[Grantee]

Its

Address

Grantee’s Taxpayer Identification	Aggregate number of Performance
Number:	Units granted hereunder:
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